EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE
Friday, Nov. 16, 2012
Media Contacts:
Michael A. West Jr.:	203-499-3858

Anthony J. Vallillo, UI’s president and COO, to retire
COO postponed announcement until after Hurricane Sandy restoration

NEW HAVEN, Conn. — Nov. 16, 2012 — Anthony J. Vallillo, who launched his career at The United Illuminating Company as an assistant engineer 44 years ago, has announced he will retire as the company’s president and chief operating officer, effective December 31, 2012.

Vallillo choose to postpone the planned announcement until the Company completed restoration efforts during Hurricane Sandy and the Nor’easter of 2012. He felt it was important to lend his help in one of the largest restoration effects in UI’s history.

Vallillo also will leave his role as executive vice president of UI’s parent company, UIL Holdings Corporation (NYSE: UIL). James P. Torgerson, UIL’s chief executive officer, will assume the position of UI’s president after Vallillo’s retirement takes effect.

“Tony’s long and remarkable tenure at UI, spanning many positions at various career levels, has made him a tremendous asset and leader for our companies,” said Torgerson. “His vision, passion and commitment are unmatched. Tony has always shown an uncanny ability to remedy challenges and offer strategic insight that has helped fortify excellence in our organization. ”

Vallillo, who is currently one of the longest-tenured employees at UIL, began his UI career in 1968 as an assistant engineer. He was immediately recognized for his determination and drive. Over the course of the subsequent decades, he held positions in the areas of operations, engineering, production, marketing, client services, sales and marketing. He became UI’s president in 2001.

Vallillo has been credited with starting many of the programs, policies and practices that are in place at the company today. He also oversaw several major developments in the company’s history, including the divestment of its power plants as a result of deregulation, and integral in the integration of three natural gas utilities as a result of UIL’s 2010 acquisition of The Southern Connecticut Gas Company, Connecticut Natural Gas Company and Berkshire Gas Company.

“It’s not often you find a person as dynamic as Tony,” added Torgerson.  “Not only has he been extremely active within UIL and instrumental in the growth and development of UI, Tony has also been a tireless civic leader in the community.”

Vallillo has served on numerous boards of directors over the years, including most recently St. Vincent Health Services, Greater New Haven Chamber of Commerce, Fairfield University School of Engineering and Connecticut Business and Industry Association, among others.

“I have had an incredibly rewarding and gratifying career and will undoubtedly miss our UIL family,” said Vallillo. “After 44 years in this business, I look forward to experiencing the next phase of my journey. While I’m somewhat uncertain what I’m going to feel like or even do that first day of retirement, I do look forward to finding out.”

About UIL Holdings Corporation:
Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving more than 700,000 electric and natural gas utility customers in 66 communities across two states, with combined total assets of over $4 billion.

UIL is the parent company of The United Illuminating Company (UI), The Southern Connecticut Gas Company (SCG), Connecticut Natural Gas Corporation (CNG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut's Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire Gas serves natural gas customers in western Massachusetts. UIL employs more than 1,850 people in the New England region.

2011 Edison Electric Institute Winner

Emergency Recovery Award for Tropical Storm Irene

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